Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Rexahn Pharmaceuticals, Inc. on Form S-8 (Registration Statement No. 333-129294) and the Registration Statement of Rexahn Pharmaceuticals, Inc. on Form S-3 (Registration Statement No. 333-152640) of our report dated March 10, 2009 (which report expresses an unqualified opinion), relating to the financial statements of Rexahn Pharmaceuticals, Inc., and our report dated March 10, 2009 relating to internal control over financial reporting included in this Annual Report on Form 10-K of Rexahn Pharmaceuticals, Inc. for the year ended December 31, 2008.

/s/ Parente Randolph, LLC
New York, New York
March 24, 2009